                                                              EXHIBIT 12.1

                          THE LOEWEN GROUP INC.

              COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

                              CANADIAN GAAP

              (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)

                         FOR THE QUARTER ENDED
                               MARCH 31,             FOR THE YEAR ENDED DECEMBER 31,
                         ---------------------  ------------------------------------------
                            1996        1995      1995      1994    1993    1992    1991
                         ----------- ---------- ---------  ------- ------- ------- -------
Earnings (loss) before
 income taxes...........    $ 24,961 $   21,587 $(123,862) $58,232 $43,896 $31,480 $24,140
Fixed charges included
 in earnings (loss) be-
 fore income taxes:
  Interest on long-term
   debt.................      18,488     11,361    50,913   34,203  21,801  19,083  14,913
  Amortization of
   deferred finance
   costs................         326        402     1,512    1,139     832     580     433
  Dividends on preferred
   securities of subsid-
   iary.................       1,772      1,772     7,088    2,678      --      --      --
                         ----------- ---------- ---------  ------- ------- ------- -------
                              20,586     13,535    59,513   38,020  22,633  19,663  15,346
                         ----------- ---------- ---------  ------- ------- ------- -------
Earnings (loss)......... $    45,547 $   35,122 $ (64,349) $96,252 $66,529 $51,143 $39,486
                         =========== ========== =========  ======= ======= ======= =======
Fixed charges:
  Fixed charges included
   in earnings before
   income taxes......... $    20,586 $   13,535 $  59,513  $38,020 $22,633 $19,663 $15,346
  Capitalized interest..         585        168     2,722    1,128     117      --      --
                         ----------- ---------- ---------  ------- ------- ------- -------
Total fixed charges..... $    21,171 $   13,703 $  62,235  $39,148 $22,750 $19,663 $15,346
                         =========== ========== =========  ======= ======= ======= =======
Ratio of earnings to
 fixed charges (1)......        2.2x       2.6x        --     2.5x    2.9x    2.6x    2.6x
                         =========== ========== =========  ======= ======= ======= =======

- --------


(1) The 1995 loss is not sufficient to cover fixed charges by a total of $126,584, and as such the ratio of earnings to fixed charges has not been computed.